LEGEND OIL AND GAS, LTD. 8-K

Exhibit 10.3

PURCHASE AND SALE AGREEMENT

Seller:	Legend Oil and Gas, Ltd.	Buyer:	HPH Kansas LLC
	a Colorado corporation		a Delaware limited liability company
	555 Northpoint Center East, Suite 470		c/o Corporation Service Company
	Alpharetta, GA 30022		2900 SW Wanamaker Dr., Suite 2014
Topeka, KS 66614

Purchase Price:	$1,928,740.00	Closing Date:	October 27, 2015

1. CONSIDERATION. The supporting consideration for this Agreement will be the exchange of the Purchase Price for the Property, and the mutual covenants and agreements contained herein. The Parties stipulate and agree that said consideration is sufficient to support this Agreement.

2. SALE OF PROPERTY. Seller is the owner of all of the working interest in and to the oil and gas leases described on Exhibit A attached hereto (the "Leases"). Seller agrees to sell all of its right, title and interest in the Leases consisting of not less than 100% of the working interest representing not less than the Net Revenue Interest in each of the Leases set forth on said Exhibit A, together with the all of Seller's right, title and interest in and to all rights, privileges and easements appurtenant thereto and an undivided 100% of all personal property now in place on the Leases, to Buyer in consideration of the cancellation of that certain promissory note payable to Buyer in the amount of One Million Nine Hundred Twenty-Eight Thousand Seven Hundred and Forty Dollars ($1,928,740.00), a true and correct copy of which is attached hereto as Exhibit B (the “Note”). Such Leases and personal property shall hereinafter collectively be referred to as the "Property." The Property shall also include all Seller’s existing well and lease files, drillers logs, reserve reports appraisals, evaluations, studies, or any other documents prepared for or in any way relating to the Property; and also include but not limited to the following:

A. Sellers' leasehold interests in oil, gas, and other minerals, including working interests, carried working interests, net profits interests, rights of assignment and reassignment, and all other rights and interests in the Property.

B. All overriding royalty interests and production payments, rights to take royalties in kind, and all other interest in and/or payable out of production of oil, gas, and other minerals.

C. All rights and interests in or derived from unit agreements, orders and decisions of state and federal regulatory authorities establishing units, joint operating agreements, enhanced recovery agreements, waterflood agreements, farmout and farmin agreements, options, drilling agreements, unitization, pooling and communitization agreements, oil and/or gas sales agreements, processing agreements, gas gathering and transmission agreements, gas balancing agreements, salt water disposal and injection agreements, assignments of operating rights, subleases, and any and all other agreements to the extent they pertain to the Leases, lands, and the wells located on the Leases.

D. All rights of way, easements, surface fees, surface leases, servitudes and franchises insofar as they pertain to the Leases, or the personal property located on the Leases.

E. All permits and licenses of any nature, owned, held, or operated by Seller in connection with the Leases, lands or personal property located on the Leases.

F. All producing, nonproducing, and shut-in oil and gas wells, salt water disposal wells, water wells, injection wells, and all other wells on or attributable to the Leases.

G. All pumping units, pumps, casing, rods, tubing, wellhead equipment, separators, heater treaters, tanks, pipelines, compressors, dehydrators, gas processing equipment, gathering lines, flow lines, valves, fittings and all other surface and downhole equipment, fixtures, related inventory, gathering and treating facilities, personal property and equipment used in connection with the Leases, lands or personal property located thereupon and all other interests described above.

3. ALLOCATION OF THE PURCHASE PRICE. The purchase price for the Property is One Million Nine Hundred Twenty-Eight Thousand Seven Hundred and Forty Dollars ($1,928,740.00) which shall be paid by the cancellation of the Note. Such purchase price will be allocated as follows:

Description of Particular Lease	Purchase Price

Seller's Working Interest in the Leases:	$1,613,740.00

Seller's interest in personal property,	$315,000.00
fixtures and improvements currently located
upon the Leases:

4. ASSIGNMENT FORM. Seller shall at Closing execute an assignment conveying to Buyer all of Seller's right, title and interest in the Property representing not less than 100% of the working interest and the Net Revenue Interest set forth in Exhibit A in each of the Leases. Said Assignment shall be in the form attached hereto as Exhibit C.

5. CLOSING. Closing shall be on or before October 28, 2015 at a time and place mutually agreeable to Buyer and Seller. Buyer shall tender the cancelled Note and Seller shall deliver the fully executed Assignment and Bill of Sale and all well and lease files, drillers logs, reserve reports appraisals, evaluations, studies, or any other documents prepared for or in anyway relating to the Property to Buyer at Closing.

 6. DUE DILIGENCE PERIOD. Buyer may perform any inspections or commission any studies or evaluations of the Property at Buyer's sole cost and expense as part of its due diligence prior to Closing. Such due diligence shall include but not be limited to reservoir studies, title work, surveying, or appraisal. If Buyer discovers any unsatisfactory condition during its due diligence review Buyer may cancel this agreement.

7. NO BUSINESS RELATIONSHIP. Nothing in this Agreement will be deemed, held, or construed to make either party a partner or associate of the other in the operation of the Leases, or to render either party liable for any debts, liabilities, or obligations incurred by the other party.

8. SELLER RETENTION. Seller shall continue to operate and produce the Leases until Closing. Seller shall retain all production from said operations prior to Closing and shall pay all expenses and liabilities to the date of Closing. Seller intends to sell all production on or about the date of Closing. All continuing services such as utilities, pumper fees and related expenses shall become on the date of Closing Buyer’s liability.

9. TIME IS OF THE ESSENCE. It is very important to the Parties that this sale is performed in a prudent and timely manner. Time is of the essence, thus all things which are required to be done by certain dates must be done, otherwise such failure shall be deemed a material default. If either party breaches this agreement the non-breaching party may elect to declare this null and void and all right of the defaulting party hereunder shall terminate. If the non-breaching party does not exercise its option to terminate this Agreement, said non-breaching party may require specific performance and also exercise any other legal rights and remedies available to it, and said non-breaching party shall be entitled to recover from the breaching party its cost, expenses and attorney fees incurred in enforcing the terms of this agreement or pursuing a remedy as a result of the breach of this agreement.

10. POSSESSION AT CLOSING. Possession of the Property shall be on the date of Closing although Buyer shall be permitted to come upon the Leases to make such inspections of the Property as it may reasonably desire. Nothing shall be removed from the Leases while making such inspections and respect must be paid to the landowner rights.

11. TAXES. All property, ad valorem, severance or other taxes assessed against the Property shall be prorated as of the Closing. All such taxes which are currently due or payable shall be paid by Seller prior to Closing.

12. SELLERS' REPRESENTATIONS AND WARRANTIES. Seller represents that to its knowledge, without duty to investigate, the following is true:

A. Title. Seller owns 100% of the working interest which represents the Net Revenue Interest set forth on Exhibit A in the Leases. The title to the Leases is such that upon purchase by Buyer, the title to the Leases will be free of any encumbrances of any kind. "Encumbrances" shall include but not be limited to any leases, liens, mortgages, security interests, or production curtailment orders. Seller is the owner of all personal property and fixtures free of any encumbrances, obligations or restrictions. The title to all personal property and fixtures is such that upon purchase by Buyer, the title to all of the personal property and fixtures will be free of any encumbrances of any kind.

B. Environmental Condition of Land. There are no chemical or elemental substances, or other substances or conditions of any kind, located on or in the leased land, or in any way impacting the leased land, which could give rise to any sort of environmental concern by any local, state, or federal agency or that would in any way impair the value of the leasehold or its use for any purpose. There is nothing located on or in the leased land that is, or could in the future give rise to, any sort of environmental contamination or concern.

C. Current Validity of the Leases. Seller has complied with all obligations of the Leases during its ownership of the leasehold interest. No action or inaction by Seller could have given rise to a forfeiture, termination, or action for cancellation of the Leases.

D. Authority to Enter Into This Agreement. (i) Seller has the authority to enter into this Agreement; (ii) its signatories have been properly authorized to enter into this Agreement and to perform all of the covenants and agreements contained herein; (iii) Seller is not a party to, subject to, or bound by any agreement or instrument or any statute, regulation, judgment, or decree of any court or governmental body which could at the date of the Closing prevent the performance of any of Seller's obligations under this Agreement or adversely affect Buyer's interest obtained in the Leases; (iv) to the extent not disclosed in writing and memorialized herein, there are no other contracts or agreements relating to the Leases; and (v) all suppliers, contractors and subcontractors who have supplied labor or materials upon the Leases have been fully paid.

E. Warranty. Seller warrants that no act or omission by it could give rise to an action or claim of any kind relating to the Leases, the operation thereof, or to impair the title to the same. The terms "action or claim" as used in this paragraph shall include any action in tort, contract, regulatory agency claim, environmental claim by any person or entity, and all other claims arising out from any event occurring before Closing.

Except as stated above, the Property is sold AS IS.

13. DISCLAIMERS. The parties hereby stipulate and agree that neither party has made any representations or warranties of any kind to the other which are not expressly included herein. The parties further stipulate and agree that neither of them have entered into this Agreement or changed their respective positions based upon any representations or warranties made by the other party which are not expressly included herein.

14. MISCELLANEOUS.

A. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors, heirs, administrator, and assigns. Either Buyer or Seller may assign all or any portion of their rights hereunder to a third party.

B. Amendments. This Agreement may be amended or modified only by a written instrument executed by the Seller and the Buyer.

C. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Kansas. The venue of any action shall be in Wilson County, Kansas.

D. Merger of Prior Agreements. This Agreement, as may be amended, and the exhibits attached hereto constitute the entire Agreement between Buyer and Seller with respect to the purchase and sale of the Property and supersede all prior Agreements and understandings between the Parties hereto relating to the subject matter hereof.

E. Consent or Waiver. No consent or waiver, express or implied, by either Party to or of any breach or default by the other Party in the performance of this Agreement shall be construed as a consent or waiver to or of any subsequent breach or default in the performance by such other Party of the same or any other obligations hereunder.

F. Counterparts. This Agreement may be executed in counterparts and all counterparts shall be considered part of one Agreement binding on all parties hereto.

G. Captions. Captions herein are for convenience of reference only and in no way define, limit, or expand the scope or intent of this Agreement.

H. Severability. In the event that one or more of the provisions hereof shall be held to be illegal, invalid, or unenforceable, such provisions shall be deemed severable and the remaining provisions hereof shall continue in full force and effect.

I. Joint Drafting. The Parties shall be considered joint drafters of this Agreement so as not to construe this contract against one Party as drafter more than the other.

J. Effective Date. This Agreement shall be effective as of the date it is executed by both parties.

SELLER:

Legend Oil and Gas, Ltd.

By:

Printed Name:

Title:

Date:

BUYER:

HPH Kansas LLC

By:

Printed Name:

Title:

Date:

EXHIBIT A

(1) Lander Lease:

LESSOR:	Hattie Hamilton and Elsie Wyant
LESSEE:	Dave Morgan
DATE:	March 11, 1960
RECORDED:	Book 81, Misc., Page 301
PROPERTY:	SE/4, Section 28, T29S, R15E, Wilson County, Kansas
W.I. ASSIGNED:	100%
N.R.I. ASSIGNED:	.78531250

(2) Volunteer Unit:

    (a) The Stewart Lease:

LESSOR:	R.E. Stewart, et ux.
LESSEE:	Fredonia Gas Company
DATE:	November 8, 1917
RECORDED:	Book 26, Misc., Page 323
PROPERTY:	NW/4, Section 27, T29S, R15E, Wilson County, Kansas

    (b) The VanCamp Lease:

LESSOR:	Joe VanCamp and Patsy VanCamp
LESSEE:	Candace L. House
DATE:	June 3, 1936
RECORDED:	Book 57, Misc., Page 267
PROPERTY:	T29S, R15E, Wilson County, Kansas
	Section 27:	-SW/4 and S/2 SE/4, less tract
	Section 34:	-N/2 NW/4 and SW/4 NW/4
-N/2 NE/4 and SE/4 NE/4
-NE/4 SE/4
	Section 35:	-SW/4 NW/4 and NW/4 SW/4

W.I. ASSIGNED:	100%
N.R.I. ASSIGNED:	.78531250

EXHIBIT B

NOTE

(ATTACHED)

EXHIBIT C

ASSIGNMENT OF OIL AND GAS LEASE

AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that LEGEND OIL AND GAS, LTD, a Colorado corporation, at 555 Northpoint Center East, Suite 470, Alpharetta, GA 30022, hereinafter called "Assignor," for valuable consideration, the receipt of which is hereby acknowledged, does grant, bargain, sell convey, transfer, assign and deliver unto HPH Kansas LLC, a Delaware limited liability company, at c/o Corporation Service Company, 2900 SW Wanamaker Dr, Suite 2014, Topeka, KS 66614, hereinafter called "Assignee" (whether one or more), its successors and assigns, all of Assignor’s right, title and interest in and to the following:

(A) Assignor's leasehold interests in oil, gas, and other minerals, including working interests, carried working interests, net profits interests, rights of assignment and reassignment, and all other rights and interests in the oil and gas leases described on Exhibit “1” (the "Leases"); and

(B) All overriding royalty interests and production payments; and

(C) All rights and interests in or derived from unit agreements, orders and decisions of state and federal regulatory authorities establishing units, joint operating agreements, enhanced recovery agreements, waterflood agreements, farmout and farmin agreements, options, drilling agreements, unitization, pooling and communitization agreements, oil and/or gas sales agreements, processing agreements, gas gathering and transmission agreements, gas balancing agreements, salt water disposal and injection agreements, assignments of operating rights, subleases, and any and all other agreements to the extent they pertain to the Leases; and

(D) All rights of way, easements, surface fees, surface leases, servitudes and franchises insofar as they pertain to the Leases; and

(E) All permits and licenses of any nature, owned, held, or operated by Assignor in connection with the Leases; and

(F) All producing, nonproducing, and shut-in oil and gas wells, salt water disposal wells, water wells, injection wells, and all other wells on or attributable to the Leases; and

(G) All pumping units, pumps, casing, rods, tubing, wellhead equipment, separators, heater treaters, tanks, pipelines, compressors, dehydrators, gas processing equipment, gathering lines, flow lines, valves, fittings and all other surface and downhole equipment, fixtures, related inventory, gathering and treating facilities, personal property and equipment used in connection with the Leases, lands or personal property located thereupon and all other interests described above; and

(H) All personal property, to include fixtures and improvements, currently located on the Leases, and used or useable in connection with oil and gas exploration and production activities.

The Lease and above described interests and property are collectively referred to as the "Assigned Property."

ASSIGNMENT TERMS:

1. SPECIAL WARRANTY. Assignee accepts the Assigned Property with warranty by Assignor that Assignor is the owner of the Assigned Property which consists of not less than 100% of the working interest of each Lease representing not less than the net revenue interest in each Lease set forth in Exhibit “1” together with an undivided 100% interest in all personal property which is part of the Assigned Property; and has good and marketable title thereto free and clear of any encumbrances created by, through or under Assignor or while Assignor was the owner of the Property.

2. INDEMNITY. Assignor agrees to indemnify Assignee against any liability, claim, demand, damage, or cost arising out of failure, prior to the date of this Assignment, to fulfill the express or implied covenants created by the Lease and for any cause of action, claim, demand or liability which arose prior to the Assignor's execution of this Assignment. Assignee agrees to indemnify Assignor against any liability, claim, demand, damage, or cost arising out of failure, on or after the date of this Assignment, to fulfill the express or implied covenants created by the Lease and for any cause of action, claim, demand or liability which arose on or after the Assignor's execution of this Assignment. Indemnity rights include reasonable attorney fees and litigation costs necessary to defend any matter covered by either party's obligation to indemnify.

3. TRANSFER OF RIGHTS. To the extend transferable, Assignee is hereby granted the right of full substitution and subrogation in and to any and all rights and warranties which Assignor has or may have with respect to the Assigned Property conveyed herein of which Assignor has or may have against any and all preceding owners, vendors or warrantors. The Assigned Property shall include all right, title and interest which Assignor may have in and to the Leases or the real property covered thereby, including but not limited to, lease hold interests, rights of assignment or reassignment, fee interests, royalties or overriding royalties, contractual rights, regulatory authorities and permits or licenses, easements and rights-of-way.

4. FURTHER ASSURANCES. The parties agree to execute, acknowledge and deliver such other and further instruments or documents, and to take such other and further actions as may be reasonably necessary to carry out the provisions of this Assignment.

5. EFFECTIVE DATE. This Conveyance shall be effective as of ____________, 2015, at 7:00 a.m., Central Standard Time.

TO HAVE AND TO HOLD the Assigned Property with all and singular the rights, privileges, and appurtenances thereunto or in any wise belonging to the said Assignee herein, its successors, personal representatives, administrators, executors and assigns forever.

Legend Oil and Gas, Ltd.	HPH Kansas LLC

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Acknowledgment for Legend Oil and Gas, Ltd.

STATE OF	)
	)	ss:
COUNTY OF	)

BE IT REMEMBERED that on this _____ day of _______________, 2015, before me, the undersigned, a Notary Public, duly commissioned, in and for the county and state aforesaid, came __________________________, __________________ of Legend Oil and Gas, Ltd., a Colorado corporation, personally known to me to be such officer, and to be the same person who executed as such officer the foregoing instrument of writing on behalf of said corporation, and he duly acknowledged the execution of the same for himself and for said Legend Oil and Gas, Ltd. for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal on the day and year last above written.

Appointment/Commission Expires:	Notary Public

Acknowledgment for HPH Kansas LLC

STATE OF	)
	)	ss:
COUNTY OF	)

BE IT REMEMBERED that on this _____ day of _______________, 2015, before me, the undersigned, a Notary Public, duly commissioned, in and for the county and state aforesaid, came __________________________, __________________ of HPH Kansas LLC, a Delaware limited liability company, personally known to me to be such officer, and to be the same person who executed as such officer the foregoing instrument of writing on behalf of said corporation, and he duly acknowledged the execution of the same for himself and for said HPH Kansas LLC for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal on the day and year last above written.

Appointment/Commission Expires:	Notary Public

EXHIBIT “1” TO

ASSIGNMENT OF OIL AND GAS LEASE

AND BILL OF SALE

(1) Lander Lease:

LESSOR:	Hattie Hamilton and Elsie Wyant
LESSEE:	Dave Morgan
DATE:	March 11, 1960
RECORDED:	Book 81, Misc., Page 301
PROPERTY:	SE/4, Section 28, T29S, R15E, Wilson County, Kansas
W.I. ASSIGNED:	100%
N.R.I. ASSIGNED:	.7853120

(2) Volunteer Unit:

    (a) The Stewart Lease:

LESSOR:	R.E. Stewart, et ux.
LESSEE:	Fredonia Gas Company
DATE:	November 8, 1917
RECORDED:	Book 26, Misc., Page 323
PROPERTY:	NW/4, Section 27, T29S, R15E, Wilson County, Kansas

    (b) The VanCamp Lease:

LESSOR:	Joe VanCamp and Patsy VanCamp
LESSEE:	Candace L. House
DATE:	June 3, 1936
RECORDED:	Book 57, Misc., Page 267
PROPERTY:	T29S, R15E, Wilson County, Kansas
	Section 27:	-SW/4 and S/2 SE/4, less tract
	Section 34:	-N/2 NW/4 and SW/4 NW/4
-N/2 NE/4 and SE/4 NE/4
-NE/4 SE/4
	Section 35:	-SW/4 NW/4 and NW/4 SW/4

W.I. ASSIGNED:	100%
N.R.I. ASSIGNED:	.7853120